Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258358

PROSPECTUS SUPPLEMENT NO. 3

(To the Prospectus dated August 10, 2021)

Up to 78,155,781 Shares of Common Stock

(Including up to 17,500,000 Shares of Common Stock Issuable Upon Exercise of Warrants)

Up to 6,000,000 Warrants to Purchase Common Stock

This prospectus supplement supplements the prospectus, dated August 10, 2021 (as amended, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-258358).

This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 17,500,000 shares of our common stock, $0.0001 par value per share (the “Common Stock”), which consists of

•

up to 6,000,000 shares of Common Stock that are issuable upon the exercise of 6,000,000 warrants (the “Placement Warrants”) originally issued in a private placement to the initial stockholder of Rodgers Capital, LLC (the “Sponsor”) in connection with the initial public offering of Rodgers Silicon Valley Acquisition Corp. (“RSVAC”) and

•

up to 11,500,000 shares of Common Stock that are issuable upon the exercise of 11,500,000 warrants (the “Public Warrants” and, together with the Placement Warrants, the “Warrants”) originally issued in the initial public offering of RSVAC.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “selling securityholders”) of

•	up to 66,655,781 shares of Common Stock consisting of

•	up to 12,500,000 shares of Common Stock issued in a private placement pursuant to subscription agreements (“Subscription Agreements”) entered into on February 22, 2021,

•	up to 6,000,000 shares of Common Stock issuable upon exercise of the Placement Warrants,

•	up to 736,769 shares of Common Stock issuable upon the exercise of stock options,

•	up to 5,750,000 shares of Common Stock issued pursuant to that certain Subscription Agreement, dated September 24, 2020, by and between the Company and Rodgers Capital, LLC, and

•

up to 41,669,012 shares of Common Stock issued pursuant to that certain Agreement and Plan of Merger, dated as of February 22, 2021, by and among the Company, RSVAC Merger Sub Inc. and Enovix Operations Inc. (f/k/a Enovix Corporation) and subject to that certain Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), dated July 14, 2021, between us and certain selling securityholders granting such holders registration rights with respect to such shares, and

•	up to 6,000,000 Placement Warrants.

The Common Stock and Public Warrants are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “ENVX” and “ENVXW,” respectively. On September 7, 2021, the last reported sales price of Common Stock was $15.95 per share and the last reported sales price of our Warrants was $5.80 per Warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” and a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements for the Prospectus and future filings. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company and a smaller reporting company. We are incorporated in Delaware.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 7 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement is being filed solely for the purpose of amending the selling securityholder table included in the section titled “Selling Securityholders” to (i) include selling securityholders who have acquired or will acquire shares of Common Stock included for resale in this Prospectus from certain existing selling securityholders and (ii) correct the holdings of certain of the existing selling securityholders. As of September 8, 2021, the selling securityholder table included in the section titled “Selling Securityholders,” which begins on page 96 of the Prospectus, is revised to amend the information solely with respect to the following selling securityholders.

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Rodgers Massey Revocable Living Trust dtd 4/4/11, Thurman John Rodgers, Trustee(1)	20,926,552	20,926,552	—	—	4,100,000	4,100,000	—	—

Rodgers Capital, LLC(2)	115,000	115,000	—	—	—	—	—	—

Betsy Atkins(3)	201,923	201,923	—	—	100,000	100,000	—	—

Emmanuel T. Hernandez(4)	460,000	460,000	—	—	500,000	500,000	—	—

John D. McCranie(5)	450,000	450,000	—	—	500,000	500,000	—	—

Steven J. Gomo(6)	295,000	295,000	—	—	300,000	300,000	—	—

Lisan Hung(7)	262,500	262,500	—	—	250,000	250,000	—	—

Joseph I. Malchow(8)	262,500	262,500	—	—	250,000	250,000	—	—

Jeff McNeil(9)	40,000	10,000	30,000	*	15,000	—	15,000	*

Mitchell Nussbaum(10)	10,000	10,000	—	—	—	—	—	—

Ralph H. Schmitt(11)	10,000	10,000	—	—	—	—	—	—

PMT Capital, L.P.(12)	69,847	17,857	51,990	*	25,000	—	25,000	*

*	Less than one percent
(1)

Consists of (i) 20,926,552 shares of Common Stock, including 3,800,000 shares of Common Stock acquired via an in-kind distribution from the Sponsor, and (ii) 4,100,000 shares of Common Stock issuable upon exercise of Placement Warrants acquired via an in-kind distribution from the Sponsor. Thurman J. Rodgers and Valeta Massey serve as trustees of the Rodgers Massey Revocable Living Trust dtd 4/4/11 (the “Rodgers Massey Trust”) and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by the Rodgers Massey Trust. Mr. Rodgers has served as a member of Legacy Enovix’s board of directors since February 2012 and serves as Chairman of our board of directors following the Business Combination.

(2)

Consists of (i) 115,000 shares of Common Stock, after giving effect to an in-kind distribution of 5,635,000 shares of Common Stock to certain of the Sponsor’s members, and (ii) no shares of Common Stock issuable upon exercise of Placement Warrants, after giving effect to an in-kind distribution of 6,000,000 Placement Warrants to certain of the Sponsor’s members. Thurman J. Rodgers is the managing member of the Sponsor and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by the Sponsor. Mr. Rodgers has served as a member of Legacy Enovix’s board of directors since February 2012 and serves as Chairman of our board of directors following the Business Combination.

(3)

Consists of (i) 185,768 shares of Common Stock, including 75,000 shares of Common Stock acquired via an in-kind distribution from the Sponsor, (ii) 16,155 shares of Common Stock issuable upon the exercise of stock options, which are exercisable within one year of July 19, 2021 and (iii) 100,000 shares of Common Stock issuable upon exercise of Placement Warrants acquired via an in-kind distribution from the Sponsor. Betsy Atkins has served as a member of Legacy Enovix’s board of directors since January 2021 and continues to serve as a member of our board of directors after the Business Combination.

(4)

Consists of (i) 460,000 shares of Common Stock acquired via an in-kind distribution from the Sponsor and (ii) 500,000 shares of Common Stock issuable upon exercise of Placement Warrants acquired via an in-kind distribution from the Sponsor. Emmanuel T. Hernandez served as the Chief Financial Officer and a director of RSVAC since November 2020 and is a member of our board of directors following the Business Combination.

(5)

Consists of (i) 450,000 shares of Common Stock acquired via an in-kind distribution from the Sponsor and (ii) 500,000 shares of Common Stock issuable upon exercise of Placement Warrants acquired via an in-kind distribution from the Sponsor. John D. McCranie served as a director of RSVAC since December 2020 and is a member of our board of directors following the Business Combination.

(6)

Consists of (i) 295,000 shares of Common Stock acquired via an in-kind distribution from the Sponsor and (ii) 300,000 shares of Common Stock issuable upon exercise of Placement Warrants acquired via an in-kind distribution from the Sponsor. Steven J. Gomo served as a director of RSVAC from December 2020 to the Closing Date.

(7)

Consists of (i) 262,500 shares of Common Stock acquired via an in-kind distribution from the Sponsor and (ii) 250,000 shares of Common Stock issuable upon exercise of Placement Warrants acquired via an in-kind distribution from the Sponsor. Lisan Hung served as a director of RSVAC from December 2020 to the Closing Date.

(8)

Consists of (i) 262,500 shares of Common Stock acquired via an in-kind distribution from the Sponsor and (ii) 250,000 shares of Common Stock issuable upon exercise of Placement Warrants acquired via an in-kind distribution from the Sponsor. Joseph I. Malchow served as a director of RSVAC from December 2020 to the Closing Date.

(9)

Consists of (i) 40,000 shares of Common stock, including 10,000 shares of Common Stock acquired via an in-kind distribution from the Sponsor and (ii) 15,000 shares of Common Stock issuable upon exercise of Public Warrants.

(10)	Consists of 10,000 shares of Common Stock acquired via an in-kind distribution from the Sponsor.
(11)

Consists of 10,000 shares of Common Stock acquired via an in-kind distribution from the Sponsor. Ralph Schmitt served as a member of RSVAC’s Technical Advisory Board from October 2020 to January 2021. Mr. Schmitt also served as Legacy Enovix’s Vice President of Sales and Business Development since January 2021 and continues to serve as our Vice President of Sales and Business Development after the Business Combination.

(12)

Voting and investment power of the shares held by PMT Capital, L.P. resides with Patrick M. Tenney, as Trustee of The Patrick M. Tenney Revocable Trust, dated July 31, 2007, its general partner. The address of PMT Capital, L.P. and its general partner is 591 Redwood Highway, Suite 2100, Mill Valley, CA 94941.

Prospectus Supplement dated September 8, 2021